Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

J. Crew Group, Inc.

We consent to the use of our report dated April 4, 2005, with respect to the consolidated balance sheets of J. Crew Group, Inc. and subsidiaries as of January 31, 2004 and January 29, 2005, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the three-year period ended January 29, 2005, and the related financial statement schedule, included herein, and to the reference to our firm under the headings “Summary Historical and Unaudited Pro Forma Financial Data,” “Selected Consolidated Financial Data” and “Experts,” in the registration statement and related prospectus.

Our report refers to the adoption of Statement of Financial Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” in the third quarter of fiscal 2003.

Our report also indicates that J. Crew Group, Inc. and subsidiaries have restated the consolidated statements of cash flows for each of the years in the two-year period ended January 31, 2004, to reclassify the proceeds from construction allowances from cash flows from investing activities to cash flows from operating activities.

/s/ KPMG LLP

New York, New York

August 15, 2005